For more information contact:
C. Anthony Rider, Chief Financial Officer
Phone: (716) 566-9217
Fax: (716) 447-9201
Email: arider@modpac.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. REPORTS 36.5% INCREASE IN EARNINGS FOR SECOND QUARTER 2004

  Sales grow 21.5%Custom folding cartons and commercial print drive growth
  Operating margin improves 83 basis points
  Cash from operations grows 134% for six-month period

BUFFALO, NY, JULY 22, 2004: MOD-PAC CORP. (NASDAQ: MPAC) a specialized commercial printer and manufacturer of paperboard packaging, today reported for the second quarter 2004 which ended July 3, 2004 net income of $471 thousand, up 36.5%, from net income of $345 thousand in the same period last year. On a per share basis, earnings grew 33.3% to $.12 for the second quarter this year from $.09 in the second quarter last year.

Second quarter 2004 net sales were $11.4 million, up 21.5% from $9.4 million in the second quarter of 2003. Higher sales in the custom folding carton and commercial print product lines contributed to the sales increase. Custom folding cartons had sales of $5.0 million, up 35.2% from last year, while the commercial print product line sales increased 14.7% to $3.9 million. The personalized print product line also improved to $906 thousand in the second quarter this year, a 10.8% increase over $818 thousand in last year's second quarter. Personalized print has been increasing sales through the internet. Stock box sales were flat when compared with the same period last year. The second quarter is the weakest quarter for stock boxes.

Daniel G. Keane, President and CEO of MOD-PAC CORP. noted, "We are gaining new customers and increasing customer share in our custom folding carton line as more manufacturers recognize the value we provide through our unique production process. We are able to provide just-in-time print of specialty product in short run quantities, which reduces our customers' inventory and obsolescence issues and helps them to meet their customers' needs more effectively. Private label manufacturers can especially appreciate our capabilities."

For the second quarter of 2004, the higher level of sales created operating leverage improving gross margin 106 basis points to 24.1% from 23.04% in the prior year second quarter. Selling, general and administrative expense as a percent of sales held relatively steady at 16.9% and 16.7% for the second quarter 2004 and 2003, respectively.

Previous Announcement

On July 6, 2004, the Company announced that it had agreed to forego its rights as the exclusive North American supplier of all print products for VistaPrint and restructure its supply agreement. Based on the restructured agreement with VistaPrint, MOD-PAC will receive $22 million in cash on August 30, 2004 when the new Supply Agreement becomes operative. VistaPrint is currently the single customer for the commercial print product line. MOD-PAC retains its exclusive North American rights to serve VistaPrint through August 2005.

Mr. Keane commented, "We are satisfied with our restructured agreement with VistaPrint and expect that they will continue as a customer beyond August of next year because of our low cost and high performance. In addition, we are now able to repurpose our equipment after August 2004, which under the previous agreement had to be dedicated to VistaPrint. As a result, as we execute on our plans to expand our commercial print product line, we will be better able to realize the operating leverage of our operations."

MOD-PAC will record the $22 million cash payment as deferred revenue and amortize it over
36 months. The amortization period includes the 12-month term of the contract and an additional
24-month period which provides for a general framework for setting prices for any subsequent agreement. MOD-PAC has reviewed this accounting treatment with its independent auditors, and they concur that it is in compliance with the SEC's latest guidance on revenue recognition.

In 2004, $2.4 million will be amortized into revenue, which will positively impact earnings per share by approximately $0.40. The amortization of the deferred revenue is in addition to the revenue that is expected through the sale of product to VistaPrint on a unit pricing basis. MOD-PAC expects sales to VistaPrint to be on order of $16 to $17 million in 2004, excluding the $2.4 million in amortized revenue.

Six Month Review

Net sales for the six month period ended July 3, 2004 were $23.0 million, up 23.8% over net sales of $18.6 million in the first half of last year. All product lines had improved sales for the six-month period with custom folding cartons growing $2.1 million, or 30.4%, and commercial print increasing $1.6 million or 25.9%. Personalized print for the first half of this year was up 14.1%, and stock boxes had a 6.3% increase in sales over last year's first half.

Gross margin for the first six months of 2004 was 25.1%, up from 24.2% in the prior year period. The higher margin reflects the improved operating leverage from higher sales. Net income for the first six months of this year was $1.1 million, up from $0.8 million in the first half of last year. Earnings per share for the first six months of 2004 were $.29, a 31.8% improvement over last year's first half.

Cash from operations increase to $3.4 million for the six-month period, up from $1.5 million last year as a result of higher earnings, increased depreciation and lower working capital needs. Capital spending for 2004 through the second quarter was $4.0 million compared with $6.5 million for the same period in 2003. The Company expects capital spending to be around $7.0 to $8.0 million for 2004. Debt to shareholders' equity at the end of the second quarter was 46.6%.

Prospective Opportunities

"We believe our unique print processes will also be beneficial to additional commercial customers. Over the last nine to ten months, our efforts have been directed internally to the development of processes to address more markets. Specifically, we are focused on expanding our retail personalized print market and also entering the broader commercial print markets. Parallel with technology development for these markets, we have been building our marketing and sales plans and capabilities," Mr. Keane remarked.

Investors' Conference Call and Webcast

MOD-PAC will host a Second Quarter conference call at 1:30 p.m. ET. The call can be accessed the following ways:

  A live webcast can be found at http://www.modpac.com. Participants should go to the website
  10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by calling (303) 262-2140 approximately 5 - 10 minutes prior to the call.

A replay can also be heard by calling (303) 590-3000, and entering passcode 11002307#. The telephonic replay will be available through Thursday, July 29, 2004 at 11:59 p.m. ET.

An archive of the webcast and a transcript of the teleconference will also be available at

www.modpac.com

ABOUT MOD-PAC CORP.

MOD-PAC CORP is a differentiated, high value-added print services firm operating a unique low-cost business model. MOD-PAC is an innovative company that aggressively integrates technology into its marketing and operations to provide on-demand print products and services for its customers.

Consistently outpacing the printing industry over each of the last five years, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share.

MOD-PAC's strategy is to leverage its capabilities to meet the growing needs of on-demand print and to expand its service offering to address more of the print value chain.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of marketing and sales plans, and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW:

MOD-PAC CORP
Consolidated Income Statement Data

(in thousands except per share data)

	Three Months Ended			Six Months Ended

	7/03/04	6/28/03	% Increase (Decrease)	7/03/04	6/28/03	% Increase (Decrease)

Net Sales	$11,434	$9,414	21.5%	$22,998	$18,582	23.8%
Cost of products sold	8,678	7,245	19.8%	17,238	14,080	22.4%
Selling, general and administrative	1,936	1,572	23.2%	3,826	3,062	25.0%
Interest expense, net	93	58	60.3%	194	68	185.3%

Income before taxes	727	539	34.9%	1,740	1,372	26.9%
Income Taxes	256	194	32.0%	615	500	23.0%

Net Income	$471	$345	36.5%	$1,125	$872	29.0%
Earnings per share:
Basic	$0.13	$0.09	44.4%	$0.30	$0.22	36.4%

Diluted	$0.12	$0.09	33.3%	$0.29	$0.22	31.8%

Weighted average shares outstanding
Basic	3,742	3,763		3,742	3,839
Diluted	3,811	3,794		3,851	3,893

MOD-PAC CORP
Consolidated Balance Sheet Data

(in thousands)
ASSETS	(unaudited)
	7/03/04	12/31/03

Cash	$810	$1,310
Accounts receivable	5,340	5,133
Due from Astronics		74
Inventories	3,980	2,878
Prepaid expenses	1095	903

Total current assets	11,225	10,298
Net property, plant & equipment	30,563	28,878
Total other assets	853	1,340

TOTAL ASSETS	$42,641	$40,516

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable and current maturities on long-term debt	$1,505	$1,429
Accounts payable and accrued expenses	4,792	3,746
Due to Astronics Corporation	118	0

Total current liabilities	6,415	5,175
Long-term debt	9,249	9,657
Other Liabilities	3,910	3,733
Net shareholders' equity	23,067	21,951

	$42,641	$40,516

MOD-PAC CORP
Cash Flow Data
(in thousands)
	7/03/04	6/28/03

Cash provided by operating activities:
Net income	$1,125	$872
Depreciation & other operating activities	2,564	1,962
Change in working capital items	(265)	(1,371)

Cash provided by operating activities	3,424	1,463
Cash provided by investing activities	(3,580)	(6,504)
Cash provided by (used in) financing activities	(344)	5,421

Net increase (decrease) in cash	(500)	380
Cash at beginning of period	1,310	1

Cash at end of period	$810	$381

MOD-PAC CORP
Sales by Product Line

(in thousands)
	Three Months Ended			Six Months Ended

	7/03/04	6/28/03	% Increase (Decrease)	7/03/04	6/28/03	% Increase (Decrease)

Custom Folding Cartons	$5,034	$3,722	35.2%	$8,907	$6,828	30.4%
Commercial Printing	3,902	3,401	14.7%	7,948	6,314	25.9%
Stock Box	1,470	1,473	(0.2%)	4,172	3,924	6.3%
Personalized Printing	$906	$818	10.8%	$1,730	$1,516	14.1%